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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NVIDIA Corporation:

   We consent to incorporation by reference in the registration statements (No. 333-74905) on Form S-8 of NVIDIA Corporation of our report February 23, 1999, except as Note 9 which is as of April 3, 1999, relating to the balance sheets of NVIDIA Corporation as of January 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, the one-month period ended January 31, 1998, and the year ended January 31, 1999, and related schedule, which report appears in the January 31, 1999 annual report on Form 10-K of NVIDIA Corporation.

                                          KPMG LLP

Mountain View, California
April 28, 1999